Exhibit 10.3

EMPLOYMENT AGREEMENT

Made and signed in Herzliya on the 7th of November 2022

[Serves as notice to the Employee pursuant to the Notice to Employee and Job Candidate Law (Employment

Conditions and Candidate Screening and Selection) Law, 5762-2002]

This Employment Agreement (this "Agreement") is entered by and between CEVA D.S.P. Ltd., with offices at 2 Maskit Street, Herzliya, Israel, (the "Company") and Amir Panush I.D. No. 025754854 (the "Employee"1)

WHEREAS	Company wishes to employ Employee, and Employee agrees to be employed by Company pursuant to a personal employment agreement, in accordance with the terms and conditions set forth herein; and

WHEREAS	Company has agreed to employ Employee and Employee has agreed to be employed by Company in the position of Chief Executive Officer of the Company and of CEVA, Inc. (“Parent”); and

WHEREAS	the parties wish to regulate and establish the terms of employment of the Employee at the Company in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto hereby declare and agree as follows:

1.	Preamble and Exhibits

1.1.	The preamble to this agreement and its Schedules and Exhibits constitutes an integral part hereof.

1.2.	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.	Personal Employment Agreement

2.1.	This Agreement is personal, it establishes the employment relationship between the Company and the Employee, and the terms and conditions of the employment shall be solely as set forth herein.

2.2.

Nothing in this Agreement shall derogate from any right the Employee may have, if at all, in accordance with any law, Extension Order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of the Employee's employment, if relevant.

2.3.

Employee declares and agrees that all payments, rights, and benefits which he is due by the Company for his employment at the Company are arranged in this Agreement, and that he or anyone on employee's behalf shall not be entitled to any additional payments or compensation other than as provided herein.

1 All the references in this Agreement that are attributed to "male" (or in male language) are also referred to "female".

3.	Employee’s Duties and Representations

The Employee represents warrants and undertakes all of the following:

3.1.	There are no other undertakings or agreements preventing, restricting or limiting Employee from committing himself in accordance with this Agreement and performing Employee's obligations hereunder.

3.2.

He will perform his position with professionalism, dedication, diligence, fidelity, and integrity. He will dedicate the best of his abilities, knowledge, experience, energies and time for the benefit and advancement of the Company, Parent and their controlled affiliates (the “Company Group”), at the highest and most efficient level.

3.3.

Employee is not currently and shall not by entering into this Agreement and performing Employee's obligations hereunder be deemed to be (i) violating any right of Employee's former employer(s), or (ii) in breach of or in conflict with, any of Employee's obligations towards Employee's former employer(s) or under any agreement to which Employee is a party or by any obligation to which Employee is bound.

3.4.

Other than this Agreement, there are no material plans, contracts or arrangements, or any material amendment thereto, between the Employee and any member of the Company Group to which he is a party or in which he participates that is entered into in connection with the Position.

3.5.	There are no related party transactions exceeding $120,000 between the Employee and any member of the Company Group in which he has a direct or indirect material interest.

3.6.	There are no family relationships between the Employee and any director or executive officer of any member of the Company Group.

3.7.	Employee has the ability, knowledge and qualifications needed to perform Employee's obligations according to this Agreement.

3.8.

Employee shall inform the Company, immediately upon becoming aware of every matter in which Employee or Employee's immediate family has a personal interest and which might give rise to a conflict of interest with Employee's duties under the terms of Employee's employment.

3.9.

Employee shall not receive any payment or benefit from any third party, directly or indirectly in connection with Employee's employment. In the event the Employee breaches this undertaking, without derogating from any of the Company's right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may deduct the cost/value of such payment/benefit from any sums the Employee may be entitled to.

3.10.

Employee must comply with Parent’s Code of Conduct and Business Ethics, posted on Parent’s website and updated from time to time, as well as any other policies applicable to similarly situated Company Group employees (the “Codes and Policies”).

https://www.ceva-dsp.com/wp-content/uploads/2020/02/CEVA_Code_of_Business_Ethics-Feb-2020.pdf

3.11.

In carrying out Employee's duties, Employee may make only representations or undertakings on behalf of any member of the Company Group which are reasonably required for the performance of his duties or expressly authorized by the Company.

3.12.	Employee acknowledges and agrees that from time-to-time Employee may be required by the Company to travel and stay abroad as part of Employee's obligations under this Agreement.

3.13.

Employee will use the Company's Equipment for the purpose of Employee's employment in accordance with the terms and conditions stated in Company's rules and policies, as will be updated from time to time. Thus, any email account assigned by the Company to the Employee (the "mailbox") shall be used for work-related purposes and for reasonable private use. The Employee shall be entitled to use Internet-related email services (such as Gmail, YahooMail, etc.) and other cloud services in accordance with the Company's security policies.

3.14.

The Employee acknowledges and agrees as follows: (i) The Company shall have the right to allow other employees and other third parties to use the Employee's assigned computer/laptop; (ii) The Company shall have the right to conduct monitoring of and inspections on any and all the Company's computers, including inspections of all electronic transmissions (email, IM and any other data transfer), internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that all examinations’ finding shall be the Company's sole property; (iii) The Employee shall have no rights for privacy over digital contents and transmissions in any of the Company's owned systems. This includes data directly stored in computer systems storage drive as well as transmitted over wired/wireless network infrastructure.

The Employee acknowledges and agrees that any refusal to provide consent to said monitoring and inspections - where obtaining such consent is required under law - shall be deemed as evidence for performance of unauthorized use of Company's Equipment.

3.15.

In any event of the termination of this Agreement, the Employee shall cooperate with the Company and use Employee's best efforts to assist with the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities.

3.16.

The Employee acknowledges and agrees that the Company collects and processes personal data about him, including personal details (such as name, home address, phone number, nationality, employee ID number, passports and visas, when required, marital status, information about family members), photographs, bank details, professional experience, education, performance history, training records, medical leave information, medical certificates etc. Such data may also be transferred to Parent and its affiliates, in other countries, shared with government authorities and/or law enforcement officials or with third party service providers, who will process it on behalf of the Company, subject to local rules and legislations.

4.	Position

4.1.

Employee shall be employed by Company in the Position of Chief Executive Officer of the Company and of Parent (the “Position”), and, within the scope of the Position, Employee shall be responsible, among other things, for management, lead, strategize and execute board members’ decisions. Duties and powers of the Employee may be defined and established from time to time by the Company, in accordance with its needs.

4.2.	The employee shall report to Parent’s board of directors.

5.	Scope of Position

5.1.	Employee shall work full time, in a scope of 100% (as prescribed by law).

5.2.

Employee’s regular working hours shall be no less than 42 hours per week (not including a 30 minute lunch break), Sunday to Thursday, during those working hours customary within the Company, with a short working day on Sunday during which the regular hours will be 7.6 hours (not including a 30 minute lunch break) (the "Short Day"). It should be noted that the Short Day can be changed according to the Company's needs.

5.3.

Employee's weekly rest day shall be Saturday. It is hereby explicitly represented and clarified that Employee’s position under this Agreement is a management position and a position that requires a special level of fiduciary duty to the Company; accordingly, the Work and Rest Hours Law-1951 shall not apply to the Employee, and he shall not be entitled to any additional payments (except for the Salary set forth in Section 7 hereinafter) for over-time hours or work performed during rest days

6.	Term and Termination

6.1.

The Employee’s employment pursuant to this Agreement shall commence on January 1, 2023 (the "Commencement Date"), or such earlier date as may be mutually agreed by the Employee and the Company and shall continue until it is terminated as hereafter provided.

6.2.

The Employee will be employed by the Company for an unlimited period, commencing on the Commencement Date and ending whenever this Agreement shall be terminated as provided below (hereinafter: "Period of Employment").

6.3.

Should the Employee desire to terminate his employment with the Company, he is requested to provide no less than three months’ prior written notice to the Company. Should the Company desire to terminate the employment of the Employee it must provide him with twelve months’ prior written notice (the “Notice Period”), subject to the terms of Sections 6.4 and 6.6 hereof.

6.4.

Notwithstanding anything to the contrary herein, the Company may terminate the Employee’s employment for Cause without advance notice and without derogating from any remedy to which the Company may be entitled. A termination for "Cause" is, for the purpose of this Agreement, termination due to: (i) the Employee's willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to any member of the Company Group, including, without limitation, embezzlement of funds of the Company Group; (ii) the Employee's material breach of (x) the terms and conditions of this Agreement and any exhibits or annexes hereto, (y) any material Codes or Policies, or (z) any other material employment-related agreement between the Employee and any member of the Company Group, in each case where Employee has failed to remedy such failure or refusal within 15 days following written notice from the Company to the Employee notifying him thereof (unless the Company determines in its reasonable discretion that such breach is of a kind that cannot be cured within such 15 day period); (iii) a good-faith finding by Parent’s board of directors that the Employee (x) has failed to perform his reasonably assigned duties or has refused to use good-faith efforts to comply with the directives of Parent’s board of directors and (y) has failed to remedy such failure or refusal within 15 days following written notice from the Company to the Employee notifying him thereof; (iv) the Employee's involvement in any other act or engagement in any other conduct which, as determined by Parent’s board of directors, constitutes a breach of trust between himself and the Company Group or could cause grave injury to the Company Group, monetarily or otherwise; (v) the Employee is indicted of, or pleads guilty or nolo contendere (or any analogous pleading) to, any crime involving moral turpitude or any felony; (vi) the Employee is adjudicated bankrupt or makes any arrangement or composition with the Employee’s creditors; or (vii) the Employee becomes of unsound mind or is committed as patient for the purposes of any legislation relating to mental health.

6.5.

Notwithstanding anything to the contrary herein, the Employee may resign for Good Reason without advance notice and without derogating from any remedy to which he may be entitled. A resignation for "Good Reason" is, shall mean the death of the employee or the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by the Employee) within 15 days following written notice from the Employee to the Company notifying the Company of such event.

(i)

The assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company or the Parent which results in a material diminution in such position, authority or responsibilities.

(ii)

A reduction in the Employee’s annual salary as set forth in Section 7 or as may be increased from time to time in accordance with Section 7 of the Agreement, except for a comparable reduction in salary affecting all similarly situated employees.

(iii)

The failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such Benefit Plan, or (ii) continue the Employee’s participation therein (or in such substitute or alternative Benefit Plan), on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing on the date hereof or as may be agreed from time to time by the Company and the Employee.

(iv)	Any material breach by the Company of the Agreement.

6.6.

Other than as set forth in Section 6.4, the Company also may terminate the Employee's employment without the Notice Period (or part thereof) if (i) it pays the Employee that sum equal to the Salary that he would otherwise be entitled to during the denied Notice Period, (ii) it pays the Employee any amounts due pursuant to the third paragraph of Section 12 and (iii) upon his termination date, the time-based vesting of any equity awards granted to the Employee by the Parent (including any unvested RSUs) are accelerated in full. Similarly, if the Employee resigns for Good Reason, (i) the Company shall pay the Employee that sum equal to the Salary that he would otherwise be entitled to during the twelve month period from the date of delivery of the resignation notice (less any amount of salary earned and paid from delivery of the resignation notice through the termination date, if not contemporaneous), (ii) the Company shall pay the Employee any amounts due pursuant to the third paragraph of Section 12 and (iii) upon his termination date, the time-based vesting of any equity awards granted to the Employee by the Parent (including any unvested RSUs) shall accelerate in full.

6.7.	Additional terms regarding termination terms between the parties are attached hereto as Appendix A to this Agreement.

6.8.

The Employee shall have no lien on any of the Company's assets, equipment or any other material in Employee's possession, including car, computer, content of email box and cellular phone and Confidential Information as defined in Appendix B (hereinafter the "Company's Equipment"). The Employee shall return to the Company all of the Company's Equipment no later than the day of termination of employee-employer relationship and prior to any unpaid leave or within 7 days following the Company's demand.

7.	Salary

7.1.

In consideration for the fulfillment of his position and all the duties of his employment, the Company shall pay Employee a gross monthly salary of 150,000 NIS (the “Salary”). Such Salary shall be based on the following:

7.1.1.	A gross basic salary of 112,500 NIS (the "Base Salary").

7.1.2.

An additional global supplement for overtime work hours in the gross sum of 37,500 NIS per month (the "Overtime Payment"), based on the assumption that the Employee’s position requires work at extra hours from time to time, estimated at 50 hours of work per month (the “Extra Hours Quota”). Employee hereby undertakes to not work extra hours exceeding the Extra Hours Quota, unless authorized to do so by the Company, in advance and in writing. It is hereby clarified that overtime beyond the approved quota will not be paid.

In addition, Employee declares that he is aware and acknowledge that he shall not work in extra hours in any case more than 16 extra hours per week or more than 12 hours per day.

7.2.	Any payment or benefit under this Agreement, other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Employee shall not maintain or claim otherwise.

7.3.

The Salary as aforesaid, and it alone, shall be taken into account for the purpose of calculating the Employee's social benefits including the Employee's rights under the law, and no other addition or benefit of any kind or type whatsoever shall be deemed to be part of the Employee’s salary for all intents and purposes.

7.4.	The Salary shall be paid on a monthly basis, no later than the ninth (9) day of each Gregorian month, for the preceding month.

8.	Signing Bonus

8.1.

The Company shall pay the employee a one-off, one time only sign-on bonus in the gross amount of NIS 600,000 (the "Signing Bonus"). The Signing Bonus shall be paid the employee along with his first salary in the company.

8.2.

The Signing Bonus is subject to actual service as an employee to the Company for at least 18 months prior to your delivery of a notice of resignation or termination of employment (i.e., not including the either notice period referenced in Section 6.3 & 6.4). If you leave the Company on your own initiative, or deliver a notice of resignation or termination, during this period, you will be required to return the net amount Signing Bonus you received to the Company (net of applicable taxes withheld). For the avoidance of doubt, it is hereby clarified that should Employee be terminated by the Company, for any reason, he will not be required to return the Signing Bonus.

8.3.	The Signing Bonus shall not constitute a salary component for any purpose, including for the purpose of calculating any fringe benefits.

8.4.	The Signing Bonus shall be a one-time benefit and shall not create any contractual or other right to receive future grants of similar awards or benefits in lieu of any similar award.

9.	Vacation, Recuperation and Sick Leave

9.1.

Subject to the provisions of the Annual Vacation Law, 1951 (the "Vacation Law"), the Employee shall be entitled to 23 working days as vacation days (the "Vacation Days"), with respect to each twelve (12) months' period of continuous employment with the Company. The Employee shall be entitled to carry forward the unused Vacation Days in accordance with the terms set out in the Vacation Law only. For the avoidance of doubt, the dates of the Employee's vacation shall be determined by the Company, at its sole and unfettered discretion, in accordance with the Company's needs, and to the extent possible, taking into consideration the Employee's request. The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall consider fit.

9.2.

It is hereby expressed that the Employee must make every effort to exercise his Annual Vacation; however, if the Employee is unable to utilize all the vacation days, he shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to a ceiling of double the number of annual vacation days that he is entitled to accumulate according to Israeli Law (the “Ceiling"), provided that he takes at least seven consecutive annual working days' vacation each year. If the Employee accumulate vacation days exceeding the Ceiling, the balance shall be redeemed at the beginning of each calendar year. The Company may instruct the Employee to use his Annual Vacation, in the event that the Company employees are sent by the Company on an organized vacation. At termination of employment, accrued vacation days, up to the Ceiling, will be redeemed based on the Salary only.

9.3.

The Employee shall be entitled to accumulated sick leave days, up to maximum 90 sick leave days, in accordance with the provisions of the Sick Pay Law-1976. The Employee shall receive full compensation (100% wage) from the first day of absence due to an illness.

9.4.

After completing a full working year at the Company, the Employee shall be entitled to Recuperation Payments in the sum of ten recuperation days per annum ("Dmey Havra'a") in accordance with the applicable law.

10.	Additional Benefits

10.1.

Parent’s compensation committee shall approve, effective on the Commencement Date, a grant of Restricted Stock Units (“RSU”) under an equity incentive plan of Parent with value equal to $1,200,000, with the exact number of RSUs to be equal to such value divided by the closing price of Parent’s common stock as quoted on Nasdaq on the close of trading on the Commencement Date. One-third of such RSUs will vest on each anniversary of the Commencement Date, subject to Employee’s continued service.

10.2.

Parent’s compensation committee will discuss, with the intent to approve, an equity grant of value of $1,200,000 for a combination of RSUs and Performance Stock Units (“PSU”) under an equity incentive plan of Parent in its February 2023 meeting.  The terms of the equity grants will be determined at that time and after commencement of the employee’s employment For your information, and as publicly disclosed, in past years RSUs have represented 40% of the total grant value for our CEO and become vested in three equal installments on the anniversary of the grant date and the PSUs have represented 60% of the total grant value for our CEO and become vested upon reaching the performance targets set by the committee. For your information only, and as publicly disclosed, past years’ PSUs were capped at 120% for reaching Company’s 110% of the applicable annual target component. It is anticipated that the Employee’s PSUs will be capped at achievement of 130% for 2023. You are not required to make any monetary payment (other than applicable Tax Obligations) as a condition to receiving the RSU or PSU award or shares of Common Stock issued upon vesting and settlement of the RSUs or PSUs.

10.3.

In addition to the RSU and PSU awards discussed in Sections 10.1 and 10.2, Parent’s compensation committee will discuss an additional long-term PSU grant of value $2,000,000 under an equity incentive plan of Parent in its February 2023 meeting, on terms to be discussed and approved at the meeting.

10.4.

You will be eligible to participate in the Parent’s Employee Stock Purchase Plan (ESPP) up to the maximum amount permitted thereunder (as in effect from time to time). This plan offers the purchase of Parent shares at a discounted price. Specific information regarding this plan is to be provided under separate cover.

10.5.

You must set up an IBI account in order to pursue any activities in relation to equity incentive plans. Details of account set up procedure can be found on the HR section of the CEVA-Central internal website.

11.	Reimbursement of Car Maintenance

11.1.

The Company shall Reimburse the employee on a monthly basis of car maintenance fees and use of the vehicle in a gross amount of 6,000 NIS (hereinafter: "Car Maintenance Reimbursement"), against the presentation of driving licenses, vehicles and insurance policy once a year.

11.2.	The Company shall pay the Car Maintenance Reimbursement to the Employee every month, together with the Salary paid to the Employee for that month.

11.3.

It is clarified, for the removal of doubt, that the Car Maintenance Reimbursement includes all travel expenses under any applicable law and/or extension orders in respect thereof did not and shall not form part of the Salary in any respect, including for purposes of contributions and payments for any Pension Insurance and the Education Fund and for purposes of calculating the Employee's social rights.

12.	Annual Bonus Plan

Subject the discretion of Parent’s board of directors or the compensation committee thereof, the Employee shall be entitled to an annual bonus scheme. The 2023 scheme will be discussed at the February 2023 meeting of Parent’s board of directors. For your information only, and as publicly disclosed, past years’ annual bonus targets were based 70%-110% of Salary and tied to annual business execution, provided that it is anticipated that the Employee’s annual target will be based on 70%-120% of Salary.

For the avoidance of doubt, the above bonus shall not be considered as part of the Employee's salary and, accordingly, shall not serve as the basis for deductions and contributions to the Pension Fund and to the Education Fund and for the calculation of all other social benefits.

In case of termination of Employee’s employment by the Company without Cause, or Employee’s resignation for Good Reason, Employee shall be entitled to the full amount of his annual Bonus calculated based on 100% achievement of defined Company performance objectives (and, for the avoidance of doubt, Employee will be entitled to any unpaid bonus payable with respect to a prior calendar year with full service as if he were still an Employee at the time the time such bonus is determined for other situated employees).

13.	Pension Plan / Manager’s Insurance

Upon commencement date the Company shall insure the Employee under a senior-employee insurance policy including a pension option or in a pension fund, or a combination of the two, according to the Employee's choice, said pension insurance to be owned by the Company and maintained in the Employee's name (hereinafter: the "Pension Insurance"), as follows:

13.1.	If the Employee chooses to be insured under a senior-employee insurance policy (hereinafter: the "Policy"):

13.1.1.	The Company shall pay an amount equal to 8.33% of the Salary which shall be allocated to a fund for severance pay, and an additional 6.5% of the Salary.

13.1.2.

The Company shall deduct from the Salary an amount equal to 6% of the Salary, and pay such amount, on behalf of the Employee, to the Pension Fund (and by signing this Agreement, the Employee gives his/her consent for such deduction)

13.1.3.

The Company's pension allocations, as stated above, will include company's contribution for disability insurance in an amount required to secure at least 75% of the Salary, and in any case the Company's pension allocations will be no less than 5% of the Salary. In any case, the Company's pension allocations and company's contribution for disability insurance, all together, will not exceed 7.5% of the Salary.

13.2.	If the Employee chooses to be insured under the Policy and in a pension fund:

13.2.1.

The Company and the Employee shall transfer to the Policy the amounts specified in Clause 12.1.1 in respect of the part of the Salary that the Employee decided to insure under the Policy. In addition, the Company and the Employee shall transfer to the pension the amounts specified in Clause 12.1.2 in respect of the part of the Salary which the Employee decides to insure in a pension fund. The Employee hereby gives the Company an irrevocable instruction to deduct from the Salary Employee's share of the payments for the Policy and the pension fund as aforesaid.

13.2.2.

The Employee and the Company, by signing this Agreement, adopt the arrangement pursuant to the general confirmation (hereinafter: the "General Confirmation") regarding employers' payments for pension fund and provident fund instead of severance pay, in accordance with the Severance Pay Law, 5723-1963 (hereinafter: the "Severance Pay Law"), attached to this Appendix as Appendix C and forming an integral part hereof.

13.3.	In accordance with the General Confirmation:

13.3.1.

On the termination of the Employee's employment, (whether Employee was dismissed by the Company or resigned), all the amounts accumulated on the Employee's behalf under the Policy and/or in the pension fund shall be released to the Employee, including the amounts accumulated under the severance pay component.

13.3.2.

If the Employee is entitled to severance pay under the Severance Pay Law, the amounts accumulated under the severance pay component of the Policy and/or the pension fund shall be in lieu of severance pay in accordance with Section 14 of the Severance Pay Law, 1963-14 (hereinafter: the "Severance Pay Law") and the Employee shall not be entitled to any other additional payments of severance pay.

13.3.3.

It is clarified that the Company hereby waives any right it might have for repayment of any of the amounts it paid for the Policy and/or the pension fund unless the Employee has been denied the right to severance pay in a final judgment under Sections 16 or 17 of the Severance Pay Law (and to the extent it has been denied), or the Employee withdrew any amount from the Policy and/or the pension fund other than by reason of an "entitling event" (death, disability or retirement).

13.4.

The Employee shall bear all taxes as applicable / payable, on the contributions and deductions of the Company and/or the Employee for the senior-employee insurance and/or the pension fund, as the case may be.

14.	Study Fund ("Keren Hishtalmut")

14.1.

Upon commencement date the Company shall transfer every month on behalf of the Employee, to a recognized continuing education fund chosen by the Employee (hereinafter: the " Education Fund"), an amount equal to 7.5% of the Salary, and the Employee shall transfer every month to the Education Fund 2.5% of the Salary.

14.2.

 In the event of payments to the Education Fund shall exceed the limit of the nontaxable deduction the Income Tax Ordinance, the Employee shall bear the tax required for deposits beyond the tax exemption ceiling.

14.3.	The Employee hereby authorizes the Company irrevocably to deduct every month from the Salary the amount he is required to transfer to the Continuing Education Fund and/or the tax required.

14.4.	The Employee shall bear all taxes applicable / payable, on the contributions and deductions of the Company and/or the Employee for the Continuing Education Fund.

15.	Taxes and Compulsory Payments

The Company shall withhold, deduct, transfer and/or charge the Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by the Employee and in respect of all the benefits that the Employee is or may be entitled to.

16.	Confidentiality, Non-Competition and Intellectual Property.

Simultaneously with the signing of this Agreement the Employee shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, attached hereto as Appendix B.

17.	Sexual Harassment

The Employee declares that he has read the existing sexual harassment procedure in the Company found on the HR section of the CEVA-Central internal website and sustainability report, and he is aware that the Company acts in accordance with relevant provisions of the law regarding the prevention of sexual harassment in the workplace. Furthermore, he is aware that the Company follows a list of regulations regarding the prevention of sexual harassment, which is held by Dana Maor VP People, who is the party responsible for its enforcement at the Company (“Regulations”). Employee undertakes to fulfill all provisions of relevant laws, and of the Regulations, as they shall be amended from time to time.

18.	General Provisions

18.1.

This Agreement and all Appendices attached hereto constitute the entire agreement between the parties and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof.

18.2.	This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

18.3.

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in Israel.

18.4.

Employee acknowledges that the signature of this Agreement was made at Employee's own free will and full consent following a careful reading and understanding of all the provisions of this Agreement and its Appendices.

18.5.

Any notice or other communications in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic "received" approval (delivery receipt) was sent by the email server.

18.6.

Nothing herein shall derogate from any right conferred on the employee by virtue of any law, extension order, collective agreement, employment agreement or other agreement relating to the terms of his employment.

IN WITNESS WHEREOF, the parties hereby execute this Employment Agreement.

Signature:	/s/ Amir Panush
Employee’s name:	Amir Panush
Identity number:	025754854
Date:	November 7, 2022

CEVA D.S.P. Ltd. By: /s/ Peter McManamon Title: Authorized Officer

APPENDIX A

Additional Terms Relating to Termination

This Appendix is entered into as of the 7th day of November, 2022, between CEVA D.S.P. Ltd., with offices at 2 Maskit Street, Herzlia, Israel, (the "Company") and Amir Panush I.D. No. 025754854 (the "Employee" ) and is intended to establish additional terms relating to the termination of employment relations between the parties, as established in the employment agreement. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

1.

Notwithstanding any provision to the contrary in the Agreement, in the event that Employee’s employment relationship is terminated by the Employee for Good Reason (as defined in the Agreement) or by the Company, or any acquiring or succeeding corporation of the Company or CEVA, Inc. (the "Parent"), without Cause (as defined in the Agreement) within 12 months after a Change in Control (as defined below), the Company shall:

(i)

pay to the Employee an amount equal to the compensation to which the Employee would otherwise have been entitled had the Employee remained employed by the Company for two years after such termination (based on the Employee’s salary as in effect on the date of termination), which may be paid in a lump sum or in the form of salary continuation at the Company’s discretion; and

(ii)	the time-based vesting of any equity awards granted to the Employee by the Parent (including any unvested RSUs) shall accelerate in full.

2.

The payment to the Employee of the amounts payable hereunder shall (i) be contingent upon the execution by the Employee of a release in a form reasonably acceptable to the Company, and (ii) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth herein.

3.

For purposes of this Appendix “Change in Control” shall mean the consummation of a merger, consolidation or reorganization involving the Parent, a transaction involving the sale or exchange of greater than 50% of the voting stock of the Parent or a sale or other disposition of all or substantially all of the assets of the Parent in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Parent immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership of the Common Stock of the Parent immediately prior to such Business Combination.

IN WITNESS WHEREOF, the parties hereby execute this Appendix A to the Employment Agreement.

Signature:	/s/ Amir Panush
Employee’s name:	Amir Panush
Identity number:	025754854
Date:	November 7, 2022

CEVA D.S.P. Ltd. By: /s/ Peter McManamon Title: Authorized Officer

APPENDIX B

THIS NON-DISCLOSURE, UNFAIR COMPETITION AND OWNERSHIP OF INVENTIONS UNDERTAKING ("Undertaking") is entered into as of the 7th day of November, 2022, by Amir Panush, I.D. No. 025754854 (the "Employee").

WHEREAS,         the Employee wishes to be employed by CEVA D.S.P. Ltd. (the "Company"); and

WHEREAS,         it is critical for the Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and Employee is entering into this Undertaking as a condition to Employee's employment with the Company.

NOW, THEREFORE, the Employee undertakes and warrants towards the Company as follows:

References herein to the term "Company" shall include any of the Company's direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1.

The Employee acknowledges that Employee may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the "Confidential Information"). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by the Employee to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Employee gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Employee shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2.

The Employee acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.

During the term of Employee's employment and at any time after termination or expiration thereof, for any reason, the Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.

All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, the Employee agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by the Employee in connection with the employment by the Company or that otherwise relates to any Confidential Information (the "Confidential Materials"), shall be the Company's sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by the Employee to the Company upon termination or expiration of the Employee's employment for any reason, or at any earlier time at the request of the Company, without the Employee retaining any copies thereof.

1.5.

During the term of the Employee's employment with the Company, Employee shall not remove from the Company's offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company's offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.6.

During the term of the Employee's employment with the Company, Employee will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2.

Unfair Competition and Solicitation. Employee undertakes that during the term of employment with the Company and for a period of six (6) months thereafter: (i) Employee shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company's Major Assets, as defined below. Employee confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company's Major Assets; (ii) Employee shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee's employment with the Company; and (iii) Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person's engagement with the Company.

The Employee acknowledges that in light of Employee's position with the Company and in view of the Employee's exposure to, and involvement in, the Company's sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the "Company's Major Assets"), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company's Major Assets, and are being undertaken by the Employee as a condition to the employment of Employee by the Company. The Employee confirms that Employee has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to the Employee of entering into this Undertaking and, specifically, Section 2 hereof.

It is further agreed and undertaken that 20% of Employee's Salary, as such term is defined in Section 7 of the Employment Agreement, shall be deemed as special compensation in consideration of Employees undertakings under Section 2 hereof.

3.	Ownership of Inventions.

3.1.

The Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee's employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the "Invention(s)") immediately upon discovery, receipt or invention as applicable.

3.2.

The Employee agrees that all the Inventions are, upon creation, considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secret and all other rights of any kind or nature, including moral rights, in connection with such Inventions. The Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereto for, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. "Moral Rights" means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.3.

The Employee further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee's agents and attorneys-in-fact to act for and on Employee's behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Employee.

3.4.

The Employee shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Employee and the Company. Without limitation of the foregoing, Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. With respect to all of the above any, oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void.

4.	General.

4.1.

Employee represents that the performance of all the terms of this Undertaking and Employee's duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing the Employee.

4.2.

The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Employee's employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3.

Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Employee, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4.

This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

4.5.

If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6.

The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and the Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Employee's obligations and liabilities under any applicable law.

4.7.

This Undertaking constitutes the entire agreement between the Employee and the Company with respect to the subject matter hereof and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.8.

This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed the Undertaking as of the date first mentioned above.

Signature:	/s/ Amir Panush
Employee’s name:	Amir Panush
Identity number:	025754854
Date:	November 7, 2022

CEVA D.S.P. Ltd. By: /s/ Peter McManamon Title: Authorized Officer

APPENDIX C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund") or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments -

(a)

To the Pension Fund are not less than 14 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(1)         13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance");

(2)         11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(2)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)

The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)

The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(3)

This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

/s/ Amir Panush_____	/s/ Peter McManamon
The Employee	The Employer
CEVA D.S.P. Ltd.